UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
____________________

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 5, 2023, LifeVantage Corporation issued the following press release:
LifeVantage Directors Who Are Not Targeted by Dissident Stockholder Encourage LifeVantage Stockholders to Vote for All of the Board’s Director Candidates
Send Letter to Stockholders Detailing the Value Delivered by the Targeted Directors

Salt Lake City, UT, October 5, 2023 (GLOBE NEWSWIRE) -- LifeVantage Corporation (Nasdaq: LFVN) (“LifeVantage” or the “Company”), a leading health and wellness company with products designed to activate optimal health processes, today publicized a letter written by four of its directors who are not being targeted by activist stockholder Radoff-Sudbury Group. In the letter, the directors express their support for the targeted directors and describe the value delivered by those directors to boardroom decision making and discussions.
The full text of the letter follows:

October 5, 2023
Dear Fellow Stockholders:

We are writing to you in our role as directors of LifeVantage Corporation (“LifeVantage” or the “Company”).

As you may know, an investment group consisting of Bradley Radoff and Sudbury Capital, LP (collectively with the other participants in their solicitation, the “Radoff-Sudbury Group”) has launched a proxy contest to elect their nominees in lieu of all of the other LifeVantage directors, Michael Beindorff, Darwin Lewis and Garry Mauro. We think removing those directors would be a big mistake because they are each vitally important to the Company’s ongoing business transformation and success.

Each of the four of us has joined the Board of Directors of LifeVantage (the “Board”) within the last seven years, and we have worked closely with our fellow directors to reposition the business amidst a rapidly evolving industry environment. Together with our colleagues, we rebuilt the senior management team, which developed a new strategic plan that the Company is now executing.

That new strategy has begun to yield tangible performance improvements. We have delivered returns for our stockholders of 84%1 since we announced our new strategy in January 2023. Last quarter, we grew revenue by 6% and increased Adjusted EBITDA by 179% year-over-year. While we have more work to do, we believe that these financial results provide evidence that our strategy is working, and we are confident that our strategy will drive sustainable long-term value for our stockholders.

The three targeted directors have played a critical role in driving this transformation. We unanimously support their re-election, not because we are close social acquaintances – we are not – but because we recognize the value these directors bring to our boardroom discussions and decision-making with their insights, institutional knowledge, functional expertise and leadership experience.

1 Source: FactSet. Data as of September 29, 2023.

Losing these directors would unquestionably weaken our Board and disrupt the significant progress we have made, which has placed LifeVantage on its current path of generating some of the strongest returns for stockholders in the public markets this year.

We encourage LifeVantage stockholders to vote for the re-election of these incumbent directors, using the enclosed WHITE proxy card, for the following reasons:

•These directors serve critical roles on our Board. They make up the entirety of the Audit Committee and include both the Chairman of the Board and the Chairman of our Compensation Committee. The simultaneous loss of every member of the Audit Committee would be particularly disruptive to any business, especially one like ours in the middle of an ongoing transformation.
•Darwin Lewis’ experience from his time as SVP Global Chief Customer Officer and head of several non-U.S. businesses at SC Johnson & Son, Inc. (a multi-billion dollar consumer packaged goods company) has helped us refine our go-to-market strategies and focus our capital allocation priorities while providing our Board with critical knowledge of markets outside the United States that are valuable to LifeVantage. Our international business represents a significant portion of our revenue and profit streams, and Mr. Lewis knows those markets better than any of our other directors.
•No one on our Board has more marketing experience than Michael Beindorff, who served as the head of U.S. Marketing and Global Advertising at The Coca-Cola Company and as EVP of Marketing, Operations and Product Management at VISA. His contributions to our sales and marketing strategy, and his analysis of key data metrics and marketing trends, are incisive and vital to the ongoing execution of our LV360 strategic plan. The rapid improvement in our business performance since the plan was implemented, putting us firmly on track to achieve our long-term goal of 12% Adjusted EBITDA margins, is partially the result of Mr. Beindorff’s marketing insights.
•Our Chairman, Garry Mauro, was elected unanimously by his fellow directors because of his deep institutional knowledge of the business and leadership in the boardroom. He focuses the Board’s discussions on the critical issues that drive value and challenges management to improve performance. In 2020, Mr. Mauro led the Board’s efforts to revamp the leadership team and embark on a comprehensive business transformation. More recently, he has applied his years of experience on this Board to help steer that transformation toward the right business and capital allocation strategies that will deliver returns and value for stockholders.
We do not know what the Radoff-Sudbury Group hopes to accomplish with this proxy fight. Over the past few months, we have tried (unsuccessfully) to understand its objectives and perspectives. Unfortunately, the Radoff-Sudbury Group has been surprisingly silent about how it believes we can improve the success of LifeVantage; most recently, the Radoff-Sudbury Group agreed to meet with us and then abruptly canceled when we refused to accede, up front, to a demand that two of the targeted directors resign immediately. And so, we remain in the dark about the group’s goals and views.

On the other hand, we know exactly what Messrs. Beindorff, Lewis and Mauro contribute to the Board: vital insights, relevant experience, independent oversight and a dedication to serving stockholder interests.

On that basis, we strongly encourage you to vote for all of the Company’s director candidates using the instructions on WHITE proxy card.

Sincerely,

Erin Brockovich

Steven R. Fife

Raymond B. Greer

Cindy Latham

About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN), the activation company, is a pioneer in nutrigenomics, the study of how nutrition and naturally occurring compounds affect human genes to support good health. The Company engages in the identification, research, development, formulation and sale of advanced nutrigenomic activators, dietary supplements, nootropics, pre- and pro-biotics, weight management, skin and hair care, bath & body, and targeted relief products. The Company’s line of scientifically-validated dietary supplements includes its flagship Protandim® family of products, LifeVantage® Omega+, ProBio, IC Bright®, Daily Wellness, Rise AM, Reset PM, and D3+ dietary supplements, the TrueScience® line of skin, hair, bath & body, and targeted relief products. The Company also markets and sells Petandim®, its companion pet supplement formulated to combat oxidative stress in dogs, Axio® its nootropic energy drink mixes, and PhysIQ, its smart weight management system. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com.

Cautionary Note Regarding Forward Looking Statements

This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “will,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “look forward to,” “goal,” “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The declaration and/or payment of a dividend during any quarter provides no assurance as to future dividends, and the timing and amount of future dividends, if any, could vary significantly in comparison both to past dividends and to current expectations. Examples of forward-looking statements include, but are not limited to, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, the impact of COVID-19 on our business, expected financial performance, and expected dividend payments in future quarters. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, further deterioration to the global economic and operating environments as a result of future COVID-19 developments, as well as those discussed in greater detail in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q under the caption “Risk Factors,” and in other documents filed by the Company from time to time with the U.S.

Securities and Exchange Commission (the “SEC”). The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the 2024 annual meeting of stockholders (the “Annual Meeting”). The Company filed its definitive proxy statement and a WHITE universal proxy card with the SEC on September 22, 2023 in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. The Company’s definitive proxy statement for the Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company’s website at investor.lifevantage.com/financial-information/sec-filings or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including its Annual Report on Form 10-K for the year ended June 30, 2023, filed on August 28, 2023. Stockholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on the Company’s website at investor.lifevantage.com/financial-information/sec-filings.

Statement About Non-GAAP Financial Measures

This letter includes information about certain financial measures that are not prepared in accordance with GAAP, including Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin. We define Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments and Non-GAAP Adjusted EBITDA margin as Non-GAAP Adjusted EBITDA divided by total revenue. Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin may not be comparable to similarly titled measures reported by other companies.

We are presenting Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing stockholder value; and (iii) we use Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP Adjusted EBITDA and Non-GAAP Adjusted EBITDA margin has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The table set forth below presents reconciliation of Non-GAAP Adjusted EBITDA, which is a non-GAAP financial measure to Net Income, our most directly comparable financial measure presented in accordance with GAAP.

Investor Relations Contact:

Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com

Media Relations Contact:

Dan McDermott, ICR
Dan.McDermott@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA:
(Unaudited)

Three Months Ended June 30,			
	2023		2022	
(In thousands)				
GAAP Net income	$	1,966	$	(1,416)
Interest (income) expense		(107)		-
Provision for income taxes		590		423
Depreciation and amortization[1]		901		818
Non-GAAP EBITDA:		3,350		(175)
Adjustments:				
Stock compensation expense		946		406
Other expense, net		154		284
Impairment of investment		-		2,205
Other adjustments[2]		368		(996)
Total adjustments		1,468		1,899
Non-GAAP Adjusted EBITDA	$	4,818	$	1,724

(1) Includes $116,000 of accelerated depreciation related to a change in lease term for the year ended June 30, 2023.

(2) Other adjustments breakout:		
Class-action lawsuit expenses, net of insurance reimbursement	-	(996)
Executive team litigation and key management severance expenses, net	358	-
Lease abandonment	10	-
Total adjustments	368	(996)